Exhibit 23.7

[LETTERHEAD OF IM TRUST]

We hereby consent to (i) the incorporation by reference into the registration statement on Form F-3 of Enersis S.A. (the “Registration Statement”) of our appraisal report dated October 24, 2012 (the “Report”), which is included as “Item 9. Translation of Independent Appraisal Report of IM Trust Asesorías Financieras S.A. dated October 24, 2012” in Enersis S.A.’s report on Form 6-K furnished on November 19, 2012, and (ii) the references to the Report in the prospectus and any prospectus supplement related to the Registration Statement.

IM Trust Asesorías Financieras S.A.

Dated: January 31, 2013	By:	/s/ Fernando Edwards A.
		Name:	Fernando Edwards A.
		Title:	Partner M.D. Investment Banking